Exhibit 10.1

Bain Capital Everest US Holding, Inc.

November 16, 2015

John A. Feenan

465 SE Saint Lucie Blvd.

Stuart, FL 34996

U.S.A.

Re:                             Separation Letter Agreement

Dear John:

This letter agreement (this “Letter Agreement”) will confirm our understanding regarding your resignation and termination of employment with Bain Capital Everest US Holding, Inc. (the “Company”).

1.              Separation. Your last day of work with the Company and your employment termination date will be December 31, 2015 (the “Separation Date”). While you will remain an employee of the Company between now and the Separation Date, you will resign all of your positions at the Company and its affiliates, including those subsidiaries and joint ventures of Trinseo S.A. (collectively, the “Affiliates”), effective immediately, and you will execute such additional documents as requested by the Company to evidence the foregoing. Further, in addition to performing such duties and responsibilities as may reasonably be requested by the Company, you agree to cooperate with providing transitional assistance to the Company and its Affiliates relating to your separation from the Company and its Affiliates. During your continued service with the Company through the Separation Date, the Company may require you to work remotely, outside of any Company location. The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its Affiliates.

2.              Termination Benefit. In consideration for your continued service with the Company through the Separation Date, your execution of a general release of claims as provided in paragraph 6 hereof, and the other promises contained herein, you will receive (i) 100% of the Annual Bonus you would have otherwise earned with regard to calendar year 2015, payable in 2016 at the same time annual bonuses are paid to other senior executives of the Company, (ii) subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your timely payment of the full cost of the COBRA premiums, and (C) your continued compliance with the terms of this Letter Agreement, continued participation, for up to eighteen (18) months following the Separation Date (the “Coverage Period”), in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers you (and your eligible dependents), with Company reimbursement of the Company portion of the COBRA premiums, calculated such that you incur the same level and cost for the health benefits as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), provided that the Company may modify the continuation coverage to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). The Company’s obligation to provide the reimbursement set forth in this paragraph 2(ii) shall terminate prior to the expiration of the Coverage Period in the event you become eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the Coverage Period, and (iii) the Accrued Benefits to which you are entitled under Section 8(c) of that certain Employment Agreement by and between you, the Company and Bain Capital Everest Manager Holding S.C.A. (the “Parent”), dated as of December 19, 2011 (the “Employment Agreement”). You, the Company and the Parent hereby acknowledge and agree that the foregoing is in full satisfaction of the Company’s and the Parent’s obligations under the Employment Agreement and the Parent’s obligations under the Cash Retention Award Letter Agreement, dated as of December 19, 2011 (the “Cash Retention Agreement”), and that neither the Company nor the Parent have any continuing obligation to make any payments thereunder. For the avoidance of doubt, the date of this Letter Agreement will be considered your employment termination date for purposes of the vesting conditions set forth in the Cash Retention Agreement. Accordingly, your employment termination has occurred before the fourth anniversary of your commencement of employment with the Company, and you have not vested in your last Retention Award; as such, you acknowledge and agree that you hereby forfeit the last Retention Award payable to you under the Cash Retention Agreement.

3.              Incentive Equity Treatment.

(a)             You previously were granted 6,973 Class H Ordinary Shares and 6,971 shares of each of Class I Ordinary Shares, Class J Ordinary Shares, Class K Ordinary Shares and Class L Ordinary Shares, all of the Parent (collectively, the “Parent Incentive Equity”), pursuant to an Executive Subscription and Securityholder’s Agreement, dated as of September 28, 2012, by and between you, the Parent, Bain Capital Everest Manager and certain Bain Investors (the “Subscription Agreement”). As of the Separation Date, the following Parent Incentive Equity will be vested: (i) 2,789 Class H Ordinary Shares and (ii) 2,788 shares of each of Class I Ordinary Shares, Class J Ordinary Shares, Class K Ordinary Shares and Class L Ordinary Shares (the “Vested Parent Incentive Equity”), and the remaining Parent Incentive Equity will not be vested (the “Unvested Parent Incentive Equity”). For the avoidance of doubt, this Letter Agreement does not alter the vesting requirements applicable to the Unvested Parent Incentive Equity.

(b)             Additionally, you previously were granted 20,673 restricted stock units and 48,461 stock options under the Trinseo S.A. 2014 Omnibus Incentive Plan (collectively, the “Trinseo Incentive Equity,” and together with the Parent Incentive Equity, the “Executive Incentive Equity”), pursuant to the respective Restricted Stock Unit Agreement and Non-Statutory Stock Option Agreement, dated as of February 27, 2015, by and between you and Trinseo S.A. (the “Trinseo Equity Agreements”).

(c)             You acknowledge and agree that effective as of the Separation Date, you will forfeit 100% of (i) the Trinseo Incentive Equity and (ii) the Unvested Parent Incentive Equity,

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provided that the Parent will repurchase the Unvested Parent Incentive Equity at its Original Cost in accordance with Section 8(b)(iv) of the Subscription Agreement.

(d)             For the sake of clarity, you will not forfeit the Vested Parent Incentive Equity, and the Parent hereby waives its right to repurchase the Vested Parent Incentive Equity as provided under Section 8(b)(iii)(i) of the Subscription Agreement. Except as specifically set forth herein, the Vested Parent Incentive Equity will continue to be subject to all of the terms and conditions of the Subscription Agreement.

4.             Preferred Equity Certificates. You previously purchased 50,000,000 preferred equity certificates (“PECs”) pursuant to a Preferred Equity Certificate Purchase Agreement dated as of September 28, 2012, by and between you, STY Holding and the Parent (the “PEC Agreement”). STY Holding and the Parent hereby waive their right to repurchase your PECs as provided under Section 3 of the PEC Agreement. Except as specifically set forth herein, your PECs will continue to be subject to all of the terms and conditions of the PEC Agreement.

5.             No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Separation Date.

6.             Release. Any and all amounts payable or additional rights contemplated by paragraphs 2 through 4 hereof will only be due and payable if, within 15 days of the Separation Date, you deliver to the Company and do not revoke a general release of claims in favor of the Company in the form attached on Exhibit A hereto.

7.             Restrictive Covenants; Survival. You hereby (a) reaffirm the rights and obligations under Section 11 of the Employment Agreement and (b) understand, acknowledge and agree that such rights and obligations will survive your termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof. In the event of a violation of any of your obligations described in the preceding sentence, you will forfeit your right to receive the payments and additional rights described in paragraphs 2 through 4 hereof, and to the extent previously received, you will be required to immediately refund such payments to the Company and forfeit the Executive Incentive Equity and PECs.

8.             Cooperation. While employed with the Company until the Separation Date and thereafter, you agree to continue to reasonably cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its Affiliates or your involvement and participation therein; the defense, prosecution, or investigation of any claims or actions, now in existence or which may be brought in the future, against or on behalf of the Company or its Affiliates, which relate to events or occurrences that transpired while you were employed by the Company or any of its Affiliates; and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences. Your cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company and/or its counsel at reasonable times and

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locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company will reimburse you, in accordance with policies applicable to senior executives of the Company, for all reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses, incurred in connection with providing your cooperation under this paragraph 8.

9.             Return of Company Property. On your Separation Date (or at any prior time upon the Company’s request), you shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

10.          Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without regard to the choice of law rules thereof.

11.          Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits contemplated under this Letter Agreement either comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A (“Code Section 409A”). For purposes of Code Section 409A, each payment provided hereunder shall be treated as a separate and distinct payment. To the extent that the payments and benefits contemplated by this Letter Agreement are not exempt from the requirements of Section 409A, this Letter Agreement is intended to comply with the requirements of Code Section 409A to the maximum extent possible, and will be limited, construed and interpreted in accordance with such intent. You and the Company hereby agree that your termination of employment on the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A. Notwithstanding the foregoing, you acknowledge and agree that in no event whatsoever shall the Company be liable for any taxes imposed on you by reason of Code Section 409A.

12.          Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement and the exhibit attached hereto constitute the entire agreement between you, the Company, the Parent and Trinseo S.A. with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement, the Cash Retention Agreement, the Subscription Agreement, the Trinseo Equity Agreements and the PEC Agreement). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you, the Company, the Parent and Trinseo S.A., and inure to the benefit of you, the Company, the Parent and Trinseo S.A., and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you, the Company, the Parent and Trinseo S.A.

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13.            Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Letter Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your termination of employment with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,

BAIN CAPITAL EVEREST US HOLDING, INC.

By:	/s/ Angelo N. Chaclas

Name:	Angelo N. Chaclas

Title:	Chief Legal Officer

BAIN CAPITAL EVEREST MANAGER HOLDING S.C.A.

By:	/s/ Brian W. Chu / /s/ Christopher D. Pappas

Name:	Brian W. Chu / Christopher D. Pappas

Title:	Manager/ President & CEO

TRINSEO S.A.
Solely for purposes of Sections 3 & 10

By:	/s/ Brian W. Chu / /s/ Christopher D. Pappas

Name:	Brian W. Chu / Christopher D. Pappas

Title:	Manager/ President & CEO

EMPLOYEE ACKNOWLEDGMENT

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my termination of employment with the Company, and I hereby confirm my agreement to the same.

Dated: November 17, 2015	/s/ John A. Feenan
John A. Feenan

Separation Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, John A. Feenan, in consideration of and subject to the performance by Bain Capital Everest US Holding, Inc. and Bain Capital Everest Manager Holding S.C.A. (together with their respective subsidiaries, the “Company”), of its obligations under the Separation Letter Agreement by and between the Company and me dated as of November 16, 2015 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates, including those subsidiaries and joint ventures of Trinseo S.A. (collectively, the “Affiliates”), and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its Affiliates (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that any payments, benefits or rights paid or granted to me under paragraphs 2 through 3 of the Agreement represent, in part, consideration for signing this General Release and not salary, wages, benefits or rights to which I was already entitled. I understand and agree that I will not receive the payments, benefits and rights specified in paragraphs 2 through 3 of the Agreement (other than the Accrued Benefits referenced in clause (ii) of paragraph 2 of the Agreement), unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments, benefits and rights will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2.             Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company (including any claims arising out of the Employment Agreement, the Cash Retention Agreement, the Subscription Agreement, the Trinseo Equity Agreements, the PEC Agreement and the subject matter and documents referenced thereunder), the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil

Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the severance or related benefits to which I am entitled under the Agreement or (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents.

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I agree that if I violate this General Release by suing the Company or the other Released Parties related to any Claims, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.             I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.          Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.          I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.          Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.          Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS

UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE 7 DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
John A. Feenan